EXHIBIT 10.2

SANDISK CORPORATION
NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the grant of a stock option (the “Option”) to purchase shares of the Common Stock of SanDisk Corporation (the “Corporation”). This Notice of Grant of Stock Option (“Notice”) is to be read in conjunction with the Grant Summary provided to you electronically, and the Grant Summary is made part of this Notice.

Exercise Schedule: Unless otherwise indicated by the Corporation in a separate written notice, twenty-five percent (25%) of the Option Shares shall generally vest and become exercisable upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and the remaining seventy-five percent (75%) of the Option Shares shall generally vest and become exercisable in successive equal quarterly installments, over Optionee’s period of continued Service measured from the first anniversary of the Vesting Commencement Date. In most instances, the Vesting Commencement Date is the same as the Grant/Award Date shown in the Grant Summary. The Optionee will be provided with a separate written notice if the Vesting Commencement Date is different than the Grant/Award Date. In no event shall the Option vest or become exercisable for any additional Option Shares following Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with the Optionee. The number and class of Option Shares for which the Option shall become exercisable on any particular installment date shall be appropriately adjusted to reflect any change made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the SanDisk Corporation 2013 Stock Incentive Plan, as amended (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Global Stock Option Agreement and any country-specific appendix thereto (the “Option Agreement”). The Option Agreement and any country-specific appendix thereto are posted at and are available for downloading at that site at [insert updated Sprocket link].

The official prospectus version 2013.1 for the Plan is also posted at [insert updated Sprocket link] and may be downloaded from that site.

Optionee should print out a copy of both Option Agreement (including any country-specific appendix) and Prospectus Version 2013.1 for his or her personal records. A hard copy of the Plan, the Option Agreement (including any county-specific appendix) and the Prospectus Version 2013.1 may also be obtained upon request made to the Corporate Secretary at the Corporation’s principal offices.

Employment at Will. Nothing in this Notice or in the Option Agreement (including any country-specific appendix) or the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Option Agreement or the Plan.